UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): (April 30, 2013) April 25, 2013

LABSTYLE INNOVATIONS CORP.

(Exact name of registrant as specified in its charter)

Delaware	333-186054	45-2973162
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

40 E. Main Street, Suite 759

Newark, DE

(Address of Principal Executive Offices)

(646) 259-3321

(Issuer’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On April 25, 2013, LabStyle Innovations Corp. (the “Company”), through its Israeli operating subsidiary, LabStyle Innovation Ltd., entered into a Distribution Agreement with Farla Medical Limited, a company organized under the laws of England and Wales (“Farla”), under which Farla will act as the Company’s exclusive distributor for the Company’s DarioTM blood glucose monitoring device and system in the United Kingdom and Belgium.

Under the terms of the Distribution Agreement, Farla will, on an exclusive, non-transferable and non-sublicenseable basis, market and distribute Dario and its all-in-one software system and proprietary test strips at agreed upon prices to primary-care medical practices, clinics, hospitals and patients throughout the U.K. and Belgium. Farla also will also be responsible for promoting Dario in the named geographies. Planned marketing campaigns are directed to diabetes centers, gatherings of medical professionals, the U.K. national healthcare system and social media marketing. The Company will support Farla’s work to build awareness and drive sales of Dario via patient awareness utilizing its own online presence and will be responsible for obtaining all applicable regulatory registrations for the product (including CE mark approval for Dario, which is in the process of being obtained).

The term of the Distribution Agreement is for three (3) years, subject to automatic twelve (12) month renewal terms unless terminated. The Distribution Agreement is subject to earlier termination for cause.

The Distribution Agreement is attached to this Current Report as Exhibit 10.1. All descriptions of the Distribution Agreement herein are qualified in their entirety to the text of Exhibit 10.1 hereto, which is incorporated herein by reference.

Item 7.01 Regulation FD Disclosure

In connection with the Distribution Agreement described in Item 1.01 of this Current Report, the Company issued a press release on April 25, 2013. This press release is attached to this Current Report as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

Set forth below is a list of Exhibits included as part of this Current Report.

*10.1	Distribution Agreement, dated April 25, 2013, by and between the Labstyle Innovation Ltd. and Farla Medical Limited.

99.1	Press release regarding the Farla Distribution Agreement, dated April 25, 2013.

*	Confidential treatment is requested for certain portions of this exhibit pursuant to 17 C.F.R. Sections 200.8(b)(4) and 240.24b-2.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 30, 2013	LABSTYLE INNOVATIONS CORP.

	By:	/s/ Oren Fuerst
Name: Oren Fuerst
Title: Chairman and Chief Executive Officer